For period ended 10-31-08
Registrant Name: American Beacon Funds
File Number: 811-4984

Item 77.C   Submission of matters to a vote of security holders.

A special meeting of shareholders of each of the portfolios of the American Beacon Funds (the "Trust") was held on August 22, 2008. At this meeting, the shareholders of each portfolio of the Trust (the "Funds"), with the exception of the Large Cap Value Fund and the Small Cap Value Fund, approved a new investment management agreement between American Beacon Advisors, Inc. and the Funds. A quorum was not present at the meeting for either the Large Cap Value Fund nor the Small Cap Value Fund, so the meeting with respect to these two Funds was adjourned to a second special shareholder meeting on August 27, 2008. A quorum for the Large Cap Value and Small Cap Value Funds was present at the August 27th meeting, but there were not enough votes in favor of the proposal for shareholder approval. The meeting for these two Funds was adjourned for a third special meeting of shareholders on September 9, 2008, at which a quorum was present for each Fund, and the proposal was approved by shareholders of each Fund. This proposal required a majority of shareholders of each Fund to achieve a quorum. The following are the results of the shareholder votes for this proposal:

Fund                         For               Against        Abstain        Non-Voting
Balanced                       817,348,398.34     318,946.97     714,168.19     58,089,239.08

Emerging Markets               173,546,497.25       9,350.50     329,446.10      6,351,160.92

Enhanced Income                131,472,046.68           -              -         1,117,281.25

High Yield Bond                121,620,671.08   1,059,361.20   1,312,096.58     22,276,310.47

Intermediate Bond              153,203,480.55           -         11,648.24      5,760,779.16

International Equity         1,191,954,203.58   4,623,609.87  14,131,612.74    637,689,199.78

International Equity Index     341,526,620.13           -              -        18,572,641.92

Large Cap Growth                84,026,829.46           -              -                 -

Large Cap Value              3,437,073,149.95  53,020,222.65  90,146,785.36  1,505,291,140.29

Mid-Cap Value                   54,196,976.74      39,547.38      66,994.80      7,753,931.46

Money Market                 1,476,635,057.53       3,700.00   3,828,338.21    759,108,024.32

S&P 500 Index                  289,431,895.01     155,950.63      10,519.06     12,202,590.96

Short-Term Bond                 92,926,803.91      17,283.48      25,143.41      4,447,423.65

Small Cap Index                 42,704,591.15           -              -           261,197.76

Small Cap Value              1,054,957,475.04   7,669,964.83  38,832,166.28    205,680,782.85

Small Cap Value Opportunity      5,258,529.22           -              -            61,636.92

Treasury Inflation Protected
     Securities                298,651,456.30      15,976.76           -         1,631,132.26

U.S. Government Money Market    30,926,226.21           -              -                 -


The shareholders of the Trust also approved the re-election of five of the current Trustees and the election of three additional Trustees to the Trust's Board of Trustees. This proposal required a majority of the shareholders of the Trust to vote to achieve a quorum. The following are the results of the election of each Trustee:

Alan D. Feld
Affirmative   12,634,553,751.62
Withhold   519,818,259.90

W. Humphrey Bogart
Affirmative   12,999,746,162.82
Withhold   154,625,848.70

Brenda A. Cline
Affirmative   13,009,050,779.42
Withhold   145,321,232.10

Richard A. Massman
Affirmative   13,004,756,096.42
Withhold   149,615,915.10

R. Gerald Turner
Affirmative   13,004,259,224.92
Withhold   150,112,786.60

Thomas M. Dunning
Affirmative   13,003,350,236.48
Withhold   151,021,775.04

Eugene J. Duffy
Affirmative   12,985,296,316.39
Withhold   169,075,695.13

Paul J. Zucconi
Affirmative   12,985,296,316.39
Withhold       169,075,695.13